Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Kevin Sadowski, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR TO CLOSE INDIANAPOLIS FOUNDRY TO IMPROVE UTILIZATION AND DRIVE COST IMPROVEMENTS

LISLE, Ill. – December 15, 2014 – Navistar International Corporation (NYSE: NAV) announced today that it will close its foundry operations in Indianapolis, Indiana, where it currently produces engine blocks and heads for its proprietary engines. Going forward, the company will source these components from the supply base. This transition will occur during the first half of next year, and the company expects to complete the foundry closure in the summer of 2015.

“Over the last two years, we’ve taken a number of steps to strengthen our business and position the company for a return to profitability and long-term success,” said Persio Lisboa, Navistar’s president of operations. “We’ve determined that leveraging our suppliers for these components will reduce our engine costs, improve our overall manufacturing capacity utilization, and free up additional resources to invest in our core North America truck and parts business.”

Once completed, closing the Indianapolis foundry is expected to eliminate approximately 180 jobs and reduce Navistar’s operating costs by about $13 million annually. The company took an $11 million charge in Q4 2014 that includes employee separation benefits, pension and other postretirement contractual termination benefits, inventory reserves and other related costs. In addition, the company anticipates up to $40 million in additional charges for accelerated depreciation related to the closure of the Indianapolis foundry and related impacts during the first half of 2015.

“Closing a facility is a difficult decision because of its impact on the many great people who’ve been part of our company,” Lisboa added. “We will treat people with dignity and respect throughout this process.”

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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